EXHIBIT 99.1

Beta Bionics Announces Preliminary, Unaudited Fourth Quarter 2025 Topline Financial Results and Key Metrics

IRVINE, Calif., Jan. 08, 2026 (GLOBE NEWSWIRE) -- Beta Bionics, Inc. (Nasdaq: BBNX), a pioneering leader in the development of advanced diabetes management solutions, today reported its preliminary, unaudited topline financial results and key metrics for the quarter ended December 31, 2025.

Members of the Company’s management team will host in-person meetings in San Francisco, CA from January 12, 2026 through January 14, 2026 to discuss preliminary topline fourth quarter 2025 financial results and key metrics set forth below. The Company invites investors to register for in-person meetings by contacting the Company’s investor relations representative at ir@betabionics.com.

Preliminary, Unaudited Fourth Quarter 2025 Topline Financial Results & Key Metrics

  Net sales expected to be at least $32.0 million, up at least 56% compared to $20.4 million in the fourth quarter of 2024.
    Durable Medical Equipment (DME) channel net sales expected to be at least $22.3 million, up at least 23% compared to $18.1 million in the fourth quarter of 2024.
    Pharmacy Benefit Plan (PBP) channel net sales expected to be at least $9.7 million, up at least 308% compared to $2.4 million in the fourth quarter of 2024.
  Installed customer base (calculated as all new patient starts over a rolling four-year period) expected to be at least 35,000 users, up at least 128% compared to 15,298 in the fourth quarter of 2024.
  New patient starts expected to be at least 5,581, up at least 36% compared to 4,084 new patient starts in the fourth quarter of 2024.
    Approximately 69% of new patient starts expected to have come from multiple daily injections (MDI).
    Approximately a low-30s percentage of new patient starts expected to be reimbursed through the PBP channel, increasing relative to the prior quarter.
    Approximately 25-30% of new patient starts expected to be people with type 2 diabetes, increasing relative to the prior quarter.

Fourth Quarter and Full Year 2025 Financial Results and Conference Call

Beta Bionics plans to report its fourth quarter and full year 2025 financial results on Tuesday, February 17, 2026 after the close of market. Management will host a conference call and concurrent webcast that day at 4:30 pm Eastern Time (1:30 pm Pacific Time), to review the Company’s fourth quarter and full year 2025 performance. More details will be provided at a later date.

About Beta Bionics

Beta Bionics, Inc. is a commercial-stage medical device company engaged in the design, development, and commercialization of innovative solutions to improve the health and quality of life of insulin-requiring people with diabetes (PWD) by utilizing advanced adaptive closed-loop algorithms to simplify and improve the treatment of their disease. The iLet Bionic Pancreas is the first FDA-cleared insulin delivery device that autonomously determines every insulin dose and offers the potential to substantially improve overall outcomes across broad populations of PWD. To learn more, visit www.betabionics.com.

Preliminary Results

Beta Bionics, Inc. has not completed the preparation of its financial statements for the quarter ended December 31, 2025. The preliminary, unaudited information presented in this press release for the quarter ended December 31, 2025 is based on management’s initial review of the information presented and its current expectations and is subject to adjustment as a result of, among other things, the completion of the Company’s end-of-period reporting processes and related activities, including the audit by the Company’s independent registered public accounting firm of the Company’s financial statements. As such, any financial information contained in this press release may differ materially from the information reflected in the Company’s financial statements as of and for the year ended December 31, 2025. Additional information and disclosures would be required for a more complete understanding of the Company’s financial position and results of operations as of and for the quarter ended December 31, 2025. Accordingly, undue reliance should not be placed on this preliminary information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: Beta Bionics, Inc.’s (the “Company”) expectations regarding its unaudited, preliminary fourth quarter 2025 financial results and key metrics, including net sales, installed customer base and net patient starts; and the Company’s expected release date of its fourth quarter and full year 2025 financial results. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties, including business, regulatory, economic and competitive risks and uncertainties about the Company, including, without limitation, risks inherent in developing product candidates, future results from the Company’s ongoing and future studies and clinical trials, the Company’s ability to obtain adequate financing to fund its product development and other expenses, risks that real-world data or future results may not be consistent with interim, initial or preliminary results or results from prior preclinical studies or clinical trials, trends in the industry, the Company’s relationships with its existing and future collaboration partners, the legal and regulatory framework for the industry, future expenditures and the potential impacts of global macroeconomic conditions. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. The actual results may vary from the anticipated results and the variations may be material. Other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and in the Company’s other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Blake Beber
Head of Investor Relations
ir@betabionics.com

Media and Public Relations:
Karen Hynes
Vice President of Marketing
media@betabionics.com

Source: Beta Bionics, Inc.